EXHIBIT 99.4

FINANCIAL STATEMENTS AND
INDEPENDENT AUDITOR’S REPORT

STEEL PARTNERS II LIQUIDATING SERIES TRUST

December 31, 2014

CONTENTS

Page

Independent Auditor's Report                                 3-4
Statement of Assets and Liabilities                                     5

Schedule of Investments                                         6

Statement of Operations                                        7

Statement of Changes in Net Assets                                    8

Statement of Cash Flows                                        9

Notes to Financial Statements                             10-18

Independent Auditor’s Report

To the Trustees and the Beneficiaries of
Steel Partners II Liquidating Series Trust

We have audited the accompanying financial statements of Steel Partners II Liquidating Series Trust, which comprise the statement of assets and liabilities, including the schedule of investments, as of December 31, 2014, and the related statements of operations, changes in net assets, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Steel Partners II Liquidating Series Trust as of December 31, 2014, and the results of its operations, changes in its net assets, and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

New York, New York
March 5, 2015

Steel Partners II Liquidating Series Trust
Statement of Assets and Liabilities
December 31, 2014
(Expressed in U.S. dollars)

ASSETS

	Series D	Series G	Series H	Series I	Total

Investments, at fair value (cost $15,241,098)	$—	$15,362,229	$3,324,019	$—	$18,686,248
Cash and cash equivalents	—	79,364	2,946,238	—	3,025,602
Redemption receivable	—	—	83,732	—	83,732
Restricted cash	—	125,463	74,535	—	199,998
Total assets	$—	$15,567,056	$6,428,524	$—	$21,995,580

LIABILITIES AND NET ASSETS

Accrued expenses & other liabilities	$—	$—	$—	$—	$—
Total liabilities	—	—	—	—	—
Total net assets	$—	$15,567,056	$6,428,524	$—	$21,995,580

The accompanying notes are an integral part of this statement

Steel Partners II Liquidating Series Trust
Schedule of Investments
December 31, 2014
(Expressed in U.S. dollars)

Principal/ Shares	Series	Cost	Fair Value	Percentage of Series Net Assets

	Series G

	Limited Partnership - Asia
	Steel Partners China Access I L.P.	$11,847,718	$15,362,229	98.7%
	Total	11,847,718	15,362,229	98.7%

	Total investments	$11,847,718	$15,362,229	98.7%

	Series H

	Limited Partnership - Asia
349,300	Aderans Co Ltd	$3,393,380	$3,324,019	51.7%
	Total	3,393,380	3,324,019	51.7%

	Total investments	$3,393,380	$3,324,019	51.7%

	All series total investments	$15,241,098	$18,686,248

The accompanying notes are an integral part of this statement

Steel Partners II Liquidating Series Trust
Statement of Operations
Year ended December 31, 2014
(Expressed in U.S. dollars)

	Series D	Series G	Series H	Series I	Total

Net realized and unrealized gain (loss)
from investment transactions
Realized loss from investments
and foreign currency translation	$(47,269,354)	$—	$(5,828,289)	$—	$(53,097,643)
Change in unrealized gain (loss)
from investments and foreign
currency translation	47,269,354	2,438,963	5,538,650	—	55,246,967

Total net realized and unrealized
gain (loss) from investment transactions
and foreign currency translation	—	2,438,963	(289,639)	—	2,149,324

Investment income
Interest	151	40	398	—	589

Total investment income	151	40	398	—	589

Expenses
Taxes	—	—	—	—	—
Professional fees	6,685	61,877	43,475	—	112,037

Total expenses	6,685	61,877	43,475	—	112,037

Net investment loss	(6,534)	(61,837)	(43,077)	—	(111,448)

Net income (loss)	$(6,534)	$2,377,126	$(332,716)	$—	$2,037,876

The accompanying notes are an integral part of this statement

Steel Partners II Liquidating Series Trust
Statement of Changes in Net Assets
Year ended December 31, 2014

(Expressed in U.S. dollars)

	Series D	Series G	Series H	Series I	Total

Increase (decrease) in net assets
from operations

Realized loss from investments and
foreign currency translation	$(47,269,354)	$—	$(5,828,289)	$—	$(53,097,643)
Change in unrealized gain (loss)
from investments and
foreign currency translation	47,269,354	2,438,963	5,538,650	—	55,246,967

Net investment loss	(6,534)	(61,837)	(43,077)	—	(111,448)

Net increase (decrease) in
net assets from operations	(6,534)	2,377,126	(332,716)	—	2,037,876

Decrease in net assets from
capital transactions

Distributions	(1,152,303)	—	(2,268,000)	—	(3,420,303)

Net decrease in net assets
from capital transactions	(1,152,303)	—	(2,268,000)	—	(3,420,303)

Net increase (decrease) in net assets	(1,158,837)	2,377,126	(2,600,716)	—	(1,382,427)

Net assets at the beginning of year	1,158,837	13,189,930	9,029,240	—	23,378,007

Net assets at the end of year	$—	$15,567,056	$6,428,524	$—	$21,995,580

The accompanying notes are an integral part of this statement

Steel Partners II Liquidating Series Trust
Statement of Cash Flows
Year ended December 31, 2014
(Expressed in U.S. dollars)

	Series D	Series G	Series H	Series I	Total
Cash flows from operating activities
Net income (loss) from operations	$(6,534)	$2,377,126	$(332,716)	$—	$2,037,876
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Realized loss from investments and foreign currency translation	47,269,354	—	5,828,289	—	53,097,643
Change in net unrealized (gain) loss from investments and foreign currency translation	(47,269,354)	(2,438,963)	(5,538,650)	—	(55,246,967)
Proceeds, distribution from investment	—	—	2,883,189	—	2,883,189
Changes in assets and liabilities:					—
Change in restricted cash	58,469	(34,708)	(23,760)	—	1
Change in redemption receivable	—	—	(83,732)	—	(83,732)
Change in accrued expenses & other liabilities	—	—	(648)	(33,127)	(33,775)
Net cash provided by (used in) operating activities	51,935	(96,545)	2,731,972	(33,127)	2,654,235
Cash flows from financing activities
Capital Distributions	(1,152,303)	—	(2,268,000)	—	(3,420,303)
Net cash used in financing activities	(1,152,303)	—	(2,268,000)	—	(3,420,303)
Net change in cash and cash equivalents	(1,100,368)	(96,545)	463,972	(33,127)	(766,068)
Cash and Cash Equivalents, December 31, 2013	1,100,368	175,909	2,482,266	33,127	3,791,670
Cash and Cash Equivalents, December 31, 2014	$—	$79,364	$2,946,238	$—	$3,025,602

The accompanying notes are an integral part of this statement

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE A - ORGANIZATION

Steel Partners II Liquidating Series Trust (the “Trust”), a Delaware statutory trust, was formed and commenced operations on July 15, 2009. The purpose of the Trust is to effect the orderly liquidation of certain assets previously held by Steel Partners II, L.P. (“SPII”) in connection with the withdrawal of the limited partners of Steel Partners II (Onshore) L.P. (the “Onshore Fund”).
The Trust is divided into Series A through I (each a “Series”). Each Series is separate and distinct with respect to its assets, liabilities and net assets. Each individual Series has no liability or claim with respect to the liabilities or assets, respectively, of the other Series. Each Series shares in the costs, assets and liabilities, if any, that are not specifically attributable to a particular Series.
Steel Partners II GP LLC is the liquidating trustee (the “Liquidating Trustee”). CSC Trust Company of Delaware (“CSC”) is the Delaware trustee whose responsibilities are generally limited to providing certain services in connection with the administration of the Trust including custody of cash and cash equivalents. Until December 31, 2011 Steel Partners LLC (“SPLLC”) was the investment manager of the Trust (the “Investment Manager”). Effective December 31, 2011 SP General Services LLC (“SPGS”) an affiliate of SPLLC became the investment manager. The Liquidating Trustee and SPGS are under common control. The Liquidating Trustee and SPLLC were under common control until December 31, 2011.
On July 15, 2009, SPII contributed $243,832,751 of non-cash assets and $39,235,001 of cash to the Trust and became the initial beneficiary of each Series. In connection with the full withdrawal of the limited partners of the Onshore Fund on July 15, 2009, 56.25% of the beneficial interests of each Series were transferred to certain of the withdrawing limited partners, and SPII retained 43.75% of the beneficial interests of each Series. SPII held certain assets of the Trust for the benefit of the Trust as its nominee until such assets could be assigned to the Trust. As of December 31, 2009, SPII held no assets on behalf of the Trust. The Investment Manager serves as the manager of SPII and its parent, Steel Partners Holdings L.P. (“SPH”). SPII is a wholly owned subsidiary of SPH.
Pursuant to the Declaration of Trust, the term of the Trust was for a three year period from July 15, 2009. If the Trust property (as defined in the Declaration of Trust) has not been fully distributed to its beneficiaries, then the Liquidating Trustee may elect for the expiration of the three year anniversary not to be an event of dissolution and remain in existence for up to two successive one year periods, or such longer period as may be reasonably necessary to liquidate and distribute the assets in-kind. The Liquidating Trustee has elected for the Trust to remain in existence through July 15, 2015.
In December 2009 Series F was terminated. In February 2010 Series C was terminated. In December 2010 Series A and E were terminated. In October 2013 Series B was terminated. In December 2014 Series D and I were terminated.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE B - SIGNIFICANT ACCOUNTING POLICIES
The accompanying financial statements are prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (“US GAAP ”). The following are the significant accounting policies adopted by the Trust:
Cash and Cash Equivalents and Restricted Cash
All cash and cash equivalents are maintained by CSC in money-market funds held with an internationally recognized institutional fund. Restricted cash collateralizes certain indemnification undertakings of the Trust to CSC and is also maintained in the same money-market funds.
Use of Estimates
The preparation of financial statements in accordance with US GAAP requires the Trust management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from the estimates and differences may be material.
Investments and Income
Transactions and related revenues and expenses are recorded on a trade-date basis. Interest and dividend income are accrued as earned.
Taxation
The Trust is treated as a grantor trust for all federal, state and local tax purposes. Accordingly, no provision for income taxes has been made since all items of gain, loss, income and expense are allocable to the beneficiaries for inclusion in their respective income tax returns.
In accordance with the Financial Accounting Standards Board (“FASB”) rules on Accounting for Uncertainty in Income Taxes, a tax position can be recognized in the financial statements only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized upon settlement. A liability is established for differences between positions taken in tax returns and amounts recognized in the financial statements.
As of December 31, 2014, the Trust has recorded no liability for net unrecognized tax benefits relating to uncertain income tax positions. The Trust is not aware of any tax positions for which it is reasonably possible that the total amounts of the unrecognized tax benefits will significantly change in the next twelve months.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE B - SIGNIFICANT ACCOUNTING POLICIES (continued)

The Trust files grantor trust tax returns for federal and state purposes. The statute of limitation remains open to examine the Trust’s tax returns filed for the tax period ended December 31, 2011 through the year ended December 31, 2014. To date, no examinations are in progress.
Foreign Currency Translation
Assets and liabilities denominated in foreign currencies are translated into United States dollars at the exchange rates prevailing at the reporting date. Foreign currency transactions are translated at the rate in effect at the date of the transaction. Realized foreign exchange gains and losses arising from the sale of foreign currency investments (if any) are recorded within realized gain (loss) from investments and foreign currency translation included in the statement of operations. Unrealized foreign exchange gains and losses arising from changes in the value of investments relating to changes in exchange rates are included within change in unrealized gain (loss) from investments and foreign currency translation in the statement of operations. Realized gains (losses) in foreign currency transactions from the translation of assets and liabilities other than investments are included within realized gain (loss) - in the statement of operations.
NOTE C - NEW ACCOUNTING PRONOUNCEMENTS

In April 2013, the FASB issued Accounting Standards Update 2013-07, “Presentation of Financial Statements - Liquidation Basis of Accounting,” which contains guidance on applying the liquidation basis of accounting and the related disclosure requirements. Under the ASU, an entity must use the liquidation basis of accounting to present its financial statements when it determines that liquidation is imminent, unless the liquidation is the same as that under the plan specified in an entity’s governing documents created at its inception. Liquidation is imminent when the likelihood is remote that the entity will return from liquidation and either (a) a plan for liquidation is approved by the person or persons with the authority to make such a plan effective or (b) a plan for liquidation is being imposed by other forces. The amendments require financial statements prepared using the liquidation basis of accounting to present relevant information about an entity’s expected resources in liquidation by measuring and presenting assets at the amount of the expected cash proceeds from liquidation. These amendments are effective for entities that determine liquidation is imminent during annual reporting periods beginning after December 15, 2013, and interim reporting periods therein. Entities should apply the requirements prospectively from the day that liquidation becomes imminent. The provisions of ASU 2013-07 are not expected to have a material impact on Trust’s financial statements.

NOTE D - ALLOCATION OF NET INCOME OR LOSS

The net income or loss for each Series is allocated among the beneficiaries in proportion to their respective beneficial interests.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE E - RELATED PARTY TRANSACTIONS

The Liquidating Trustee and the Investment Manager receive no compensation with respect to the services each provides to the Trust. The Liquidating Trustee and the Investment Manager are reimbursed for any expenses incurred by or paid on behalf of the Trust and are reimbursed for all costs and expenses they incur in connection with the services they provide to the Trust. The total for expenses paid by the Investment Manager on behalf of the Trust is $96,835 for the year ended December 31, 2014.
Officers of the Investment Manager and employees of its affiliates hold executive level positions and/or board memberships in certain of the Trusts’ investments. Refer to Note F, Investments and Other Matters, for details of related party transactions attributable to specific trusts.

NOTE F - INVESTMENTS AND OTHER MATTERS

Series D
At December 31, 2012, Series D owned 72,236 shares of Fox & Hound Acquisition Corp. (“F&H”) common stock. On March 19, 2012, SPH, along with others, participated in a $25 million capital raise by F&H as a result of a rights issue. Due to the terms of its declaration of trust and lack of capital, the Trust did not participate in the capital raise. As a result the fair value of its investment in F&H was significantly diluted, as it was for all non-participating shareholders. The effect of this dilution reduced the Trust’s ownership of F&H equity from 48.7% to 0.3% and, accordingly, reduced the value of its investment in F&H.
On December 15, 2013, F&H applied for relief under the provisions of Chapter 11 of title 11 of the United States Code with the United States Bankruptcy Court for the District of Delaware.
On February 7, 2014, F&H entered into an Asset Purchase Agreement (the “APA”) with Cerberus Business Finance LLC (“Cerberus”), in its capacity as agent on behalf of certain lenders affiliated with Cerberus under the F&H second lien credit agreement. The transactions contemplated by the Asset Purchase Agreement closed on March 12, 2014. Pursuant to the terms of the Asset Purchase Agreement, F&H Acquisition sold to Cerberus or its designee(s) substantially all of F&H’s assets. The purchase price consisted of a combination of cash, the assumption of certain debt and certain liabilities, and the crediting of second lien debt held by the lenders affiliated with Cerberus. At the conclusion of the bankruptcy process, however, the Company does not anticipate that it will receive a distribution. On June 26, 2014 Series D distributed on a pro rata basis to its beneficiaries $1,152,303 of cash.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE F - INVESTMENTS AND OTHER MATTERS (continued)

Series G
At December 31, 2014, Series G held an investment in Steel Partners China Access I L.P. (the “China Fund”), a limited partnership which is co-managed by certain affiliates of the Investment Manager whose objective is to achieve capital appreciation with respect to its stake in Mudanjiang HengFeng Paper Company Ltd (“HengFeng”), a Chinese listed company. At December 9, 2014 the China Fund sold all of its shares in HengFeng and held the cash proceeds in China as of December 31, 2014. The investment fund held by Series G ended its investment period in May 2009. During the year ended December 31, 2014, Series G recorded an unrealized gain of $2,438,963 on its investment, which is included within change in unrealized gain (loss) from investments and foreign currency translation in the statement of operations.
Series H
Series H had an investment in Steel Partners Japan Strategic Fund, L.P. (“SPJ”), a limited partnership which is co-managed by certain affiliates of the Investment Manager. On June 26, 2014 Series H distributed on a pro rata basis to its beneficiaries $2,268,000 of cash.
During the year ended December 31, 2014, Series H recorded a net realized and unrealized loss of $289,639 on its investment and is included within the net realized and unrealized gain (loss) from investment transactions and foreign currency translation in the statement of operations. On October 1, 2014 SPJ distributed cash in the amount of $1,857,415 to Series H. SPJ issued its final liquidating NAV as of November 30, 2014 and December 24, 2014 issued a full withdrawal notification. The proceeds from the full withdrawal in SPJ totaled $4,419,153 and were comprised of $1,025,774 (subject to a holdback of $83,732 to be distributed upon completion of SPJ’s liquidation audit and $942,042 which was distributed by SPJ December 31, 2014) and a distribution in kind of 349,300 shares of Aderans Co Ltd.
Series I
At December 31, 2012, Series I owned 44.49% of the outstanding membership interests (the "Units"), of California Waste Services, LLC, a California limited liability company (“CWS"); and two promissory notes in the principal amount of $1,284,697 and $1,253,008, respectively, made by CWS (the “CWS Notes”). In addition, Series I held an interest in a promissory note in the principal amount of $2,526,116 issued by Amcast Industrial Corporation (the “Amcast Note”). On April 29, 2013 Series I sold its interests in the CWS Units and Notes and the Amcast Note to Steel Partners, Ltd., in which officers of SPH have ownership interests. Consideration for the sale was a cash payment of $125,108, which represented the fair value of the interests at the date of sale. On June 19, 2013 Series I distributed to its beneficiaries on a pro rata basis $1,745,631 of cash.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE G - FAIR VALUE MEASUREMENTS

The Trust’s investments are carried at fair value pursuant to ASC 946 “Financial Services - Investment Companies.” The Trust complies with ASC 820 “Fair Value Measurement,” which establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Trust. Unobservable inputs are inputs that reflect the Trust’s assumptions about the factors market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Investments measured and reported at fair value are classified and disclosed in one of the following categories:
Level 1 -    Quoted prices are available in active markets for identical investments as of the reporting date. The types of investments included in Level 1 are listed equities.
Level 2 -    Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies. Investments which are generally included in this category include corporate bonds and loans, less liquid and restricted equity securities.
Level 3 -    Pricing inputs are unobservable for the investment and include situations where there is little, if any, market activity for the investment. The inputs into the determination of fair value require significant management judgment or estimation. Investments in this category include investments in private companies.
In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the investment.
The Trust employs various methods within the market approach, income approach and/or cost approach and has also considered whether there were observable inputs. Certain discounts and other judgment factors were applied to arrive at the investments’ fair value. The Trust’s private investments are valued utilizing unobservable pricing inputs. The Trust’s determination of fair value is based upon the best information available for a given circumstance and may incorporate assumptions that are management’s best estimates after consideration of a variety of internal and external factors. The valuation methodology applied for each is determined based on the nature of the investment.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE G - FAIR VALUE MEASUREMENTS (continued)

For private equity investments a market multiples approach that considers a specified financial measure (such as EBITDA) and recent public market and private transactions and other available measures for valuing comparable companies may be used. A discounted cash flow approach may be used where significant assumptions and judgments are incorporated, including estimates of assumed growth rates, terminal values, discount rates, capital structure and other factors. For private debt investments, the valuation method considers comparable market yields for such instruments and recovery assumptions. The Trust may utilize observable pricing inputs and assumptions in determining the fair value of its private investments. Observable and unobservable pricing inputs and assumptions may differ by investment and in the application of the valuation methodologies. The reported fair value estimates could vary materially if different unobservable pricing inputs and other assumptions were used.
A fair value memo for each of the Trusts’ investment is prepared by the analyst or designees who monitor each investment. Once completed they are reviewed and then approved by the valuation committee which is comprised of the CEO, President and CFO of the liquidating Trustee.
At December 31, 2014, all investments held by Series H are Level 1 investments, and all investments held by Series G are Level 3 investments.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE G - FAIR VALUE MEASUREMENTS (continued)

The changes in investments at fair value for which the Trust used Level 3 inputs to determine fair value are as follows for the year ended December 31, 2014:

	Series D	Series G	Series H	Total

Balance, January 1, 2014	$—	$12,923,267	$6,496,847	$19,420,114

Change in unrealized gain (loss) from investments and foreign currency translation	47,269,354	2,438,962	5,611,011	55,319,327

Realized loss from investments and foreign currency translation	(47,269,354)	—	(5,828,289)	(53,097,643)
Transfer to Level 1			(3,393,380)	(3,393,380)
Sales	—	—	(2,886,189)	(2,886,189)

Balance, December 31, 2014	$—	$15,362,229	$—	$15,362,229

Changes in unrealized gain (loss) from investments held at December 31, 2014	$—	$2,438,962	$—	$2,438,962

The net change in unrealized gain (loss) from investments for the year ended December 31, 2014, was $55,319,327 and is included in the change in unrealized gain (loss) from investments and foreign currency translation in the statement of operations.

Steel Partners II Liquidating Series Trust
Notes to Financial Statements
December 31, 2014
(Expressed in U.S. dollars)

NOTE G - FAIR VALUE MEASUREMENTS (continued)

Significant Unobservable Inputs

The following table summarizes the significant unobservable inputs in the fair value measurements of our Level 3 investments by category of investment and valuation technique as of December 31, 2014:

Quantitative Information about Level 3 Fair Value Measurements

Investment	Fair Value as of December	Valuation Technique	Unobservable Input	Weighted Average

Series G	15,362,229	NAV*	n/a	n/a

Total investments, at fair value	$15,362,229
*The fair values for the investments held by Series G has been estimated using the net asset value of such interests as reported by the respective investment fund.

NOTE H - RISK MANAGEMENT

The Trust is exposed to a variety of risks, including but not limited to, market risk, concentration and credit risk and liquidity risk. Due to the nature of the Trust and its purpose, its ability to manage these risks is limited to its ability to manage, to the extent possible, the investments it holds until they may be sold. All cash as of December 31, 2014 is held such that it is not subject to federal deposit insurance.

NOTE I - SUBSEQUENT EVENTS

The Trust has evaluated events and transactions that have occurred since December 31, 2014 through March 5, 2015, the date the financial statements were available for issuance and has determined the following subsequent events:
At January 13, 2015 the Liquidating Trustee liquidated its position in Aderans for cash.
At January 26, 2015 the manager issued a communication to investors notifying them that Series H would be distributed and full, making this the final distribution.